Exhibit 99.1

Paycor Announces New Appointment to its Board of Directors

Cincinnati, OH – October 28, 2022 – Paycor HCM, Inc. (Nasdaq: PYCR) (“Paycor”), a leading provider of human capital management (HCM) software, today announced the appointment of Jeremy Rishel to its Board of Directors, effective immediately following the adjournment of the Annual Meeting of Stockholders on October 26, 2022. Mr. Rishel is currently the Chief Technology Officer at SoFi. In this role, Jeremy oversees SoFi’s technology strategy and architecture and serves as the Head of Engineering, Product, and Design. Jeremy brings nearly 30 years of experience in technology and engineering, including significant cybersecurity expertise. He holds bachelor’s degrees in computer science and philosophy from Massachusetts Institute of Technology (MIT) and an MBA from MIT’s Sloan School of Management. At this time, Mr. Rishel has not been appointed to serve on any Board committees.

“On behalf of Paycor and our Board of Directors, I am pleased to welcome Jeremy to the Board,” said Jason Wright, Chairman of the Board. “He has significant knowledge and experience in the fintech and software-as-a-service industries, as well as technical expertise in cybersecurity, all of which makes him an ideal director for Paycor during this time of tremendous growth.”

About Paycor

Paycor’s human capital management (HCM) platform modernizes every aspect of people management, from recruiting, onboarding and payroll to career development and retention, but what really sets us apart is our focus on leaders. For more than 30 years we’ve been listening to and partnering with leaders, so we know what they need: a unified HR platform, easy integration with third party apps, powerful analytics, talent development tools, and configurable technology that supports specific industry needs. That’s why more than 29,000 customers trust Paycor to help them solve problems and achieve their goals.

Investor Relations:

Rachel White

513-954-7388

IR@paycor.com

Media Relations:

Carly Graman

513-954-7282

PR@paycor.com